Exhibit 99.2

FOR IMMEDIATE RELEASE

3M Elects George W. Buckley Chairman, President and Chief Executive Officer

ST. PAUL, Minn. - Dec. 7, 2005 - 3M (NYSE: MMM) announced today that George W. Buckley has been elected chairman, president and chief executive officer, effective immediately. He succeeds interim chairman and CEO Robert S. Morrison, who has led the company since July 1, 2005.

Buckley, 58, comes to 3M from Brunswick Corporation where he served as chairman and chief executive officer since June 2000. Under his leadership, Brunswick experienced exceptional growth, operational improvement and shareholder value creation. Prior to leading Brunswick, Buckley was with Emerson Electric Co. as the president of its U.S.-based Electrical Motors Division and the Automotive and Precision Motors Division. He also served as chief technology officer for Emerson’s worldwide group of motor and appliance-related businesses.

He holds a Ph.D. in engineering from the University of Huddersfield in the U.K. He also holds a B.Sc. in electrical and electronic engineering and an honorary D.Sc. in engineering from the University of Huddersfield.

“George Buckley is a proven CEO with a terrific blend of strategic, business and analytical skills, and an excellent record of driving both sales growth and operational efficiency in a wide range of global businesses,” said Morrison. “His strengths complement perfectly 3M’s culture of innovation and operating effectiveness.”

Buckley currently serves on the Board of Directors of Ingersoll-Rand Company Ltd., Tyco Corporation and Thule AB.

“I am blessed to have worked at two great companies and am honored to be chosen to lead a third,” said Buckley. “3M’s technology base and its innovative culture are renowned and I’m excited to be part of the 3M team. I’m especially impressed with the outstanding leadership in the company and look forward to working with them.”

Speaking for the 3M Board, Edward A. Brennan said, “We thank Bob Morrison for his tremendous leadership over the last six months. He helped keep the company on course after our change of leadership last July, and as a result, the company today is stronger.”

George W. Buckley and Patrick D. Campbell, senior vice president and chief financial officer, will conduct an investor teleconference at 11:00 a.m. Eastern Time (10:00 a.m. Central) on Thurs., Dec. 8. Access to the conference call, as well as a replay of the call, will be available on 3M’s Web site at http://investor.3M.com.

About 3M - A Global, Diversified Technology Company

Every day, 3M people find new ways to make amazing things happen. Wherever they are, whatever they do, the company’s customers know they can rely on 3M to help make their lives better. 3M’s brands include Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti. Serving customers in more than 200 countries around the world, the company’s 69,000 people use their expertise, technologies and global strength to lead in major markets including consumer and office; display and graphics; electronics and telecommunications; safety, security and protection services; health care; industrial and transportation.

Scotch, Post-it, Scotchgard, Thinsulate, Scotch-Brite, Filtrete, Command and Vikuiti are trademarks of 3M.

Media Contacts:	Investor Contacts:
Jacqueline Berry	Mark Colin
651-733-3611	651-733-8206

Donna Fleming	Bruce Jermeland
651-736-7646	651-733-1807

From:

3M Public Relations and Corporate Communications

3M Center, Building 225-1S-15

St. Paul, MN 55144-100